UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Edwards, Jr., Carl E.
   7510 Vista Ridge Ct.
   Garland, TX  75044
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   12/00
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Legal Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security       2)Trans-    3.Trans- 4.Securities Acquired(A)             5)Amount of    6)Ownership         7)Nature of
                          action      action   or Disposed of (D)                   Securities     Form: Direct        Indirect
                          Date        Code                                          Beneficially   (D)or Indirect      Beneficial
                                      -------- -----------------------------        Owned at End   (I)                 Ownership
                          (Month/                            A or                   of Month
                          Day/Year)   Code V   Amount        D     Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.01 per share           12/15/00    A(1) V   40,000        A                      197,174        Direct


                                                                   1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative         2)Conversion 3)Trans-       4)Trans-  5)Number of Derivative         6)Date Exercisable and
Security                      or Exercise  action         action    Securities Acquired (A)        Expiration Date
                              Price of     Date           Code      or Disposed of (D)             Month/Day/Year
                              Derivative                  --------  -----------------------
                              Security     Month/Day/Year Code  V   A                D             Date Exercisable  Expiration Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option    $7.8750      12/15/00       A     V   60,773                         (2)               12/15/07
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative         3)Trans-     7)Title and Amount            8)Price     9)Number of    10)Ownership        11)Nature of
Security                      action       of Underlying                 of Deri-    Derivative     Form of Derivative  Indirect
                              Date         Securities                    vative      Securities     Security: D         Beneficial
                                           ------------------------      Security    Beneficially   Direct (D)          Ownership
                                                          Amount or                  Owned at End   Indirect (I)
                              Month/Day/                  Number of                  of Month
                              Year         Title          Shares
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option    12/15/00     Common Stock   60,773                     60,773         Direct
(right to buy)

Explanation of Responses:

(1)
Restricted Stock Award.
(2)
The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.

SIGNATURE OF REPORTING PERSON
/S/ Edwards, Jr., Carl E.
DATE 01/08/01